Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	Linda Salo, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-922-0894
Web: http://www.gulfresourcesinc.cn	Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Reports Third Quarter 2011 Financial Results

New York & Shandong Province, November 14, 2011 - Gulf Resources, Inc. (NASDAQ: GURE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the three and nine months ended September 30, 2011.

Third Quarter 2011 Highlights

•	Revenue was $37.8 million, a decrease of 16% comparing to the corresponding period last year
•	Gross profit was $13.9 million, a decrease of 36% comparing to the corresponding period last year;
•	Income from operations was $8.7 million, a decrease of 56% comparing to the corresponding period last year
•	Net income was $5.6 million, or $0.16 per basic and diluted share, compared with $14.9 million, or $0.43 per basic and diluted share a year ago
•	Adjusted for non-cash expenses related to cancellation of all non-vested stock options of $4.3 million, net income was $9.9 million, or $0.28 per share
•	Cash totaled $85.8 million as of September 30, 2011
•	In September 2011, the Company provided verifications from three local government agencies that validate the Company's market leadership, number of facilities, and 2010 production volume.
•
In August 2011, the Company's subsidiary Shouguang City Haoyuan Chemical Ltd. Co. signed a compensation agreement with the local government of Yangkou Town, Shouguang City, PRC for costs related to the relocation of the Company's Factory No. 4. The compensation amount totaled to RMB 8,599,835 (approximately $1.3 million).

Third Quarter 2011 Results

“Due to a tighter credit environment following the attempts of the Chinese government to slow down the economy, sales volume of our bromine and crude salt operations decreased during the third quarter despite more factories and crude salt fields available for production. While our average selling price of bromine was higher compared to last year, thereby partially offsetting the negative impact of lower sales volume, bromine prices decreased from last quarter,” . said Xiaobin Liu, Chief Executive Officer of Gulf Resources. "Crude salt sales were significantly lower compared to the third quarter last year as a direct result of the decline in sales volume of bromine, as the wastewater available for the production of crude salt was reduced. The average selling price of crude salt has also trended down, decreasing by 11% year-over-year. Moreover, the reduced demand for oil and gas exploration additives and paper manufacturing additives adversely affect our chemical product segment.”

Mr. Liu continued: “In the third quarter 2011, we incurred further exploration costs related to exploring the brine water resources in Sichuan province. We also incurred several other cost items under general selling and administration cost, including demolition and re-installation expenses for factory relocation and depreciation for the period, as well as non-cash stock compensation expenses for non-vested stock options, which significantly impacted our profitability for the quarter. Given the non-cash nature of some of these expenses, we still have a sizeable cash balance at the end of the quarter and have retained strong operating cash flow.“

Gulf Resources' revenue was $37.8 million for the third quarter of 2011, a decrease of 16% from $44.8 million for the third quarter of 2010. The decrease in net revenue was primarily attributable to a decline in sales volume across the Company’s business segments.

Revenue from the bromine segment was $24.8 million, or 66% of total revenue, an decrease of 12% from $28.2 million in the corresponding period last year. The decrease in revenue from the Company's bromine segment was mainly due to a decrease in sales volume of bromine, offset by an increase in the average selling price.

Revenue from the crude salt segment was $2.5 million, or 6% of total revenue, an decrease of 46% from $4.6 million in the corresponding period last year. The decrease in revenue from the Company's crude salt segment was mainly due to an decrease in the sales volume and average selling price of crude salt.

Revenue from the chemical products segment was $10.5 million, or 28% of total revenue, for the third quarter of 2011, an decrease of 13% from $12.0 million in the corresponding period last year. The decrease in revenue from the Company's chemical product segment was mainly due to a reduction in demand for oil and gas exploration additives and paper manufacturing additives.

Gross profit for the third quarter of 2011 was $13.9million, an decrease of 36% from $21.8 million for the third quarter of 2010 and gross profit margin for the three months ended September 30, 2011 was 36.8% compared to 48.7% for corresponding three-month period last year. The decline in gross profit margin was mainly due higher share of depreciation and amortization costs due to enhancements to property, plants and equipment and the change in estimated useful life of certain protective shell and transmission channels and ducts from 8 years to 5 years, a decrease in selling prices of crude salt, the rise in electricity and labor costs, and the higher portion of fixed costs in light of decreased sales.

Research and development expenses were $33,565 for the third quarter of 2011 compared with $891,509 for the corresponding period last year which represents a decrease of 96%. The current period research and development cost represented raw materials used by SYCI for testing the manufacturing process and samples from the new production lines for wastewater treatment additives and pharmaceutical and agricultural chemical intermediates.

In the third quarter 2010, the Company incurred research and development costs related to the Co-Op Research and Development Center set up jointly with East China University of Science and Technology in June 2007 to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry.

For the third quarter ended September 30, 2011, the Company incurred exploration costs of $1,047,110. These costs consisted of the drilling of exploratory wells and associated facilities in order to confirm and measure brine water resources in Sichuan province. As there is no guarantee that there will be a return on the investment of these exploration costs, the Company charged the exploration costs to the income statement as incurred. The exploratory wells are still under construction and expected to be completed by the end of 2011.

General and administrative expenses for the third quarter of 2011 were $5.4 million, compared to $1 million for the same period last year. The increase was mainly due to (i) demolition and re-installation expenses in the amount of $63,116 for relocating Factory No. 4 due to the Chinese government taking the leased land, where our original Factory No. 4 was situated, for civil redevelopment; (ii) inclusion of $229,052 of depreciation of property, plant and equipment for Factory No. 4 which temporarily suspended operations due to the relocation; and (iii) a non-cash expense of $4,298,000 related to cancellation of all non-vested stock options in late September 2011.

As a result, income from operations for the third quarter of 2011 was $8.7 million, a decrease of approximately 56% over income from operations for the same period in 2010. Operating margin was 23% for the quarter ended Sept 2011, compared to 44.5% for the third quarter of 2010.

For the third quarter of 2011, the Company incurred bank interest income of $69,641and capital lease interest expenses of $51,994. The decrease in other income was primarily due to the charge of capital lease interest expense since January 2011 for the acquisition of fixed assets.

Income taxes were $3.2 million for the third quarter of 2011, a decrease of 37.2% from $5.1 million for the same period 2010. The Company's effective income tax rate in the third quarter of 2011 was 36% .

Net income was $5.6 million for the third quarter of 2011, a decrease of 62% from $14.9 million for the third quarter of 2010. Basic and diluted earnings per share in the third quarter of 2011 were $0.16, compared to $0.43 per fully diluted share in the third quarter of 2010. Excluding the aforementioned non-cash expenses related to cancellation of all non-vested stock options, net income for the third quarter 2011 was $9.9 million, or $0.28 per basic and diluted share. Weighted average number of diluted shares for the three months ended September 30, 2011 was 34,620,004 compared with 34,742,327 for the three months ended September 30, 2010.

Nine Months Ended September 30, 2011

Revenues for the nine months ended September 30, 2011 were $134.4 million, up 11% from revenues of $121.2 million for the nine months ended September 30, 2010. Gross profit for the nine months ended September 30, 2011 was $65.0 million, up 11% from gross profit of $58.5 million for the corresponding period of 2010. Gross margin were the same at 48.3%, for both the nine months of 2011 and 2010. Operating income was $42.4 million, a decrease of 20% from $52.9 million for the nine months of 2010. Net income was $30.0million, or $0.86 per basic and diluted share, respectively, compared to $39.3 million, or $1.14 and $1.13 per basic and diluted share, respectively, for the same period a year ago. Excluding the aforementioned non-cash stock compensation expenses and non-cash expenses related to write/off impairment on property, plant and equipment, net income for the first to third quarter 2011 was $45.0 million, or $1.29 per basic and diluted share. Weighted average number of diluted shares for the nine months ended September 30, 2011 was 34,695,664 compared with 34,744,914 for the nine months ended September 30, 2010.

Financial Condition

As of September 30, 2011, Gulf Resources had cash of $85.8 million, current liabilities of $17.1 million, and shareholders' equity of $238.6 million. As of September 30, 2011, the Company had working capital of $97.6 million and a current ratio of 6.7:1. For the nine months ended September 30, 2011, the Company generated $53.5 million in cash flow from operations, primarily attributable to net income, and used $38.7 million in investing activities to enhance bromine and crude salt production facilities.
During the nine months ended September 30, 2011, the Company invested  approximately $12 million for renovation and reconstruction of crude salt fields at Factory No. 1, 5 to 9 and approximately $19 million for extraction wells and transmission channels at Factory No. 1 to 9. The Company also used approximately $5.2 million cash for the construction of a new Factory No. 4 due to the resumption of leased land by the local government for central redevelopment. The Company estimates further capital expenditure required to complete the construction of Factory No. 4 at approximately $1 million. The Company also used approximately $0.2 million cash for the setup and construction of a chemical production line for bromopropane during the nine months ended September 30, 2011.

Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and nine months ended September 30, 2011 and September  30, 2010 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of non-cash expenses related to cancellation of all non-vested stock options, options granted to employees and a warrant issued to its investor relations firm resulting from the service agreement and non-cash expenses related to write/off impairment on property. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure follows:

	Three Months ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
Net Income	5,584,346	14,865,102	29,972,600	39,283,683
Write-off / Impairment Charge	-	-	7,570,566	-
Stock Compensation Expense	4,298,000	-	7,467,000	1,188,966
Adjusted Net Income	9,882,346	14,865,102	45,010,166	40,472,649

Earnings Per Share - Diluted	0.16	0.43	0.86	1.13
Write-off / Impairment Charge - Per Diluted Share	-	-	0.22	-
Stock Compensation Expense - Per Diluted Share	0.12	-	0.22	0.03
Adjusted Earnings Per Share - Diluted	0.28	0.43	1.29	1.16

Subsequent Events

•	In October 2011, the Company uploaded videos of its production facilities on its corporate website www.gulfresourcesinc.cn. The videos are in English and Chinese.
•
In October 2011, we engaged a professional appraisal firm, Grant Sherman Appraisal Limited, to reassess the optimal annual production capacity of all of our factory facilities following the decrease in the bromine concentration of the brine water being extracted at our production facilities. According to the finalized assessment, Grant Sherman Appraisal Limited determined that our optimal annual production capacity of bromine and crude salt are 41,547 tons and 861,143 tons, respectively.

Business Outlook

“As we approach the slow season for bromine production  we expect bromine prices to stabilize around current market levels of approximately $3500 per tonne as the limited bromine supply in China supports price development once demand returns,” said Mr. Liu. “However, due to persistent macro-economic uncertainty, we expect near term performance to be moderate. Bromine prices have decreased more than we initially expected, while the tightened credit environment impacted sales. In addition to higher depreciation and amortization expenses due to a change in the estimated useful life of our assets, rising labor and utility costs may further compress our gross profit margin.”

As a result, the Company reaffirms revenue guidance of between $156 million and $158 million, but revises net income guidance to between $33.5 million and $35.0 million for 2011 from between $48 million and $49.5 million. These projections include the aforementioned non-cash expense related to cancelation of stock options, options and warrants granted and the non-cash write-off, or impairment loss on property, plant and equipment that we booked in the first to third quarter this year, and potential additional non-cash adjustments.

Conference Call

Gulf Resources’ management will host a conference call on Tuesday, November 15, 2011 at 7:00 AM Eastern Time to discuss its financial results for the third quarter 2011 ended September 30, 2011.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources and Mr. Crocker Coulson, President of CCG Investor Relations. The Company’s management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643-1666. The conference participant pass code is 23745083.

A replay of the conference call will be available for 14 days starting from 10:00 AM ET on Tuesday, November 15, 2011. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The pass code is 23745083.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.cn/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2011	2010	2011	2010

NET REVENUE
Net revenue	$37,761,975	$44,758,294	$134,441,319	$121,203,521

OPERATING EXPENSES/INCOME
Cost of net revenue	(23,823,944)	(23,002,703)	(69,410,031)	(62,709,174)
Sales, marketing and other operating expenses	(20,116)	(18,789)	(67,861)	(115,174)
Research and development cost	(33,565)	(891,509)	(347,421)	(1,612,862)
Exploration costs	(1,047,110)	-	(4,914,396)	-
Write-off / Impairment on property, plant and equipment	-	-	(7,570,566)	-
General and administrative expenses	(5,459,069)	(1,003,129)	(11,515,054)	(3,991,515)
Other operating income	1,368,074	66,555	1,783,157	88,553
	(29,015,730)	(24,849,575)	(92,042,172)	(68,340,172)

INCOME FROM OPERATIONS	8,746,245	19,908,719	42,399,147	52,863,349

OTHER INCOME (EXPENSE)
Interest expense	(51,994)	(394)	(159,950)	(620)
Interest income	69,641	67,083	198,416	180,667
INCOME BEFORE TAXES	8,763,892	19,975,408	42,437,613	53,043,396

INCOME TAXES	(3,179,546)	(5,110,306)	(12,465,013)	(13,759,713)
NET INCOME	$5,584,346	$14,865,102	$29,972,600	$39,283,683

COMPREHENSIVE INCOME:
NET INCOME	$5,584,346	$14,865,102	$29,972,600	$39,283,683
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	4,168,644	2,818,766	9,006,445	3,481,428
COMPREHENSIVE INCOME	$9,752,990	$17,683,868	$38,979,045	$42,765,111

EARNINGS PER SHARE:
BASIC	$0.16	$0.43	$0.86	$1.14
DILUTED	$0.16	$0.43	$0.86	$1.13

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	34,620,004	34,640,007	34,694,607	34,596,825
DILUTED	34,620,004	34,742,327	34,695,664	34,744,914

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(UNAUDITED)

	September 30, 2011	December 31, 2010
Current Assets
Cash	$85,821,856	$68,494,480
Accounts receivable	24,283,055	21,542,229
Inventories	3,150,965	2,679,899
Prepayments and deposits	970,403	939,940
Prepaid land leases	203,466	42,761
Deferred tax assets	1,744	99,694
Other receivable	300,000	-
Total Current Assets	114,731,489	93,799,003
Non-Current Assets
Property, plant and equipment, net	138,917,025	112,178,999
Property, plant and equipment under capital leases, net	2,402,643	-
Prepaid land leases, net of current portion	761,567	743,022
Deferred tax assets	1,966,760	-
Total non-current assets	144,047,995	112,922,021
Total Assets	$258,779,484	$206,721,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$10,195,667	$6,419,735
Retention payable	1,668,517	453,000
Capital lease obligation, current portion	136,249	-
Taxes payable	5,137,084	7,163,095
Total Current Liabilities	17,137,517	14,035,830
Non-Current Liabilities
Capital lease obligation, net of current portion	3,010,728	-
Total Liabilities	$20,148,245	$14,035,830

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized; none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,745,342 and 34,735,912 shares issued; and 34,560,743 and 34,735,912 shares outstanding as of September 30, 2011 and December 31, 2010, respectively	17,373	17,368
Treasury stock; 184,599 shares as of September 30, 2011 at cost	(500,000)	-
Additional paid-in capital	74,093,579	66,626,584
Retained earnings unappropriated	136,472,685	106,500,085
Retained earnings appropriated	10,271,293	10,271,293
Cumulative translation adjustment	18,276,309	9,269,864
Total Stockholders’ Equity	238,631,239	192,685,194
Total Liabilities and Stockholders’ Equity	$258,779,484	$206,721,024

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$29,972,600	$39,283,683
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	159,950	-
Amortization of prepaid land leases	262,567	75,436
Depreciation and amortization	12,543,179	7,867,568
Write-off / Impairment loss on property, plant and equipment	7,570,566	-
Compensation income from local government for demolition of factory	(1,340,026)	-
Stock-based compensation expense	7,467,000	1,188,966
Deferred tax asset	(1,823,019)	(18,331)
Changes in assets and liabilities:
Accounts receivable	(1,792,588)	1,719,870
Inventories	(350,201)	(581,346)
Prepayments and deposits	3,005	(290,968)
Other receivables	(300,000)	2,296
Accounts payable and accrued expenses	3,444,367	1,182,100
Taxes payable	(2,275,794)	2,015,614
Net cash provided by operating activities	53,541,606	52,444,888

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(403,834)	(99,733)
Compensation received for demolition of factory	1,340,026	-
Purchase of property, plant and equipment	(34,457,775)	(28,096,333)
Increase in construction in progress	(5,230,232)	-
Net cash used in investing activities	(38,751,815)	(28,196,066)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from exercising stock options	-	18,000
Proceeds from private placement	-	2,192,919
Repurchase of common stock	(500,000)	-
Repayment of capital lease obligation	(288,739)	-
Repayment to a related party	-	(1,190)
Net cash (used in)/provided by financing activities	(788,739)	2,209,729

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,326,324	1,403,085
NET INCREASE IN CASH AND CASH EQUIVALENTS	17,327,376	27,861,636
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	68,494,480	45,536,735
CASH AND CASH EQUIVALENTS - END OF PERIOD	$85,821,856	$73,398,371

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